BROOKFIELD INVESTMENT FUNDS
FORM OF SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the [                                                                                     ] day of [                      ], 2014, to the Transfer Agent Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (the “USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Amended Exhibit A to the Agreement to add the Brookfield Real Assets Securities Fund and to remove the Brookfield Global High Yield Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Second Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: ________________________	By: ________________________

Name:	Name:

Title:	Title:

Second Amended Exhibit A
to the
Transfer Agent Servicing Agreement – Brookfield Investment Funds

Name of Series
Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund